As filed with the Securities and Exchange Commission on June 29, 2015
Registration No. 333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
 _________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

SunEdison, Inc. 2015 Long-Term Incentive Plan
SunEdison, Inc. 2015 Non-Employee Director Incentive Plan
SunEdison, Inc. Employee Stock Purchase Plan
(Full title of the plans)

Martin H. Truong, Esq.
Senior Vice President, General Counsel and Secretary
SunEdison, Inc.
13736 Riverport Dr.
Maryland Heights, Missouri 63043
Phone: (314) 770-7300
(Telephone number, including area code, of agent for service)

Copies to:
Dennis M. Myers, P.C.
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value	15,000,000 shares (1)	$31.265	$468,975,000	$54,495

(1)
Consists of (x) 12,400,000 shares of common stock, par value $.01 per share (the “Common Stock”), of SunEdison, Inc., a Delaware corporation (the “Company” or the “Registrant”), which amount includes 9,728,903 shares of Common Stock that have been carried over from the Registrant’s 2010 Equity Incentive Plan, as amended and restated and that were previously registered under a Registration Statement on Form S-8 filed with the Commission on June 12, 2015 (Commission File No. 333-189266), that may be issued pursuant to the SunEdison, Inc. 2015 Long-Term Incentive Plan, (y) 600,000 shares of Common Stock that may be issued pursuant to the SunEdison, Inc. 2015 Non-Employee Director Incentive Plan and (z) 2,000,000 shares of Common Stock that may be issued pursuant to the SunEdison, Inc. Employee Stock Purchase Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans, relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 26, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:
(a)the Registrant’s Annual Report on Form 10-K filed March 2, 2015;

(b)the Registrant’s Quarterly Report on Form 10-Q filed May 7, 2015;

(c)the Registrant’s Current Reports on Form 8-K filed June 29, 2015; May 29, 2015; May 21, 2015; May 13, 2015; May 12, 2015; May 11, 2015; and May 8, 2015; May 7, 2015; April 22, 2015; March 12, 2015; March 11, 2015, and the Registrant’s Current Report on Form 8-K/A filed May 21, 2015; and

(d)the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 21, 1995, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable

Item 6.	Indemnification of Directors and Officers.
The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation contains such a provision.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the operation-a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant’s Amended and Restated Certificate of Incorporation contains such a provision.
The Registrant has entered into indemnification agreements with substantially all of its executive officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In the case of any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the such individuals were acting in service to the Registrant, no indemnification shall be made in respect of any proceeding as to which such individuals shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the competent court determines that such individual is entitled to indemnity
The Registrant has in effect a directors and officers liability insurance policy providing insurance for the directors and officers of the Registrant against certain liabilities asserted against them or incurred by them, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Registrant pays the entire premium of this policy.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri, on June 29, 2015.

SUNEDISON, INC.
Date:	June 29, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Brian Wuebbels and Martin H. Truong, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ahmad R. Chatila	President, Chief Executive Officer	June 29, 2015
Ahmad R. Chatila	(Principal Executive Officer)

/s/ Brian Wuebbels	Executive Vice President and Chief Financial Officer	June 29, 2015
Brian Wuebbels	(Principal Financial Officer and Principal Accounting Officer)

/s/ Antonio R. Alvarez	Director	June 29, 2015
Antonio R. Alvarez

/s/ Peter Blackmore	Director	June 29, 2015
Peter Blackmore

/s/ Emmanuel Hernandez	Director	June 29, 2015
Emmanuel Hernandez

/s/ Clayton C. Daley, Jr.	Director	June 29, 2015
Clayton C. Daley, Jr.

/s/ Georganne C. Proctor	Director	June 29, 2015
Georganne C. Proctor

/s/ Steven V. Tesoriere	Director	June 29, 2015
Steven V. Tesoriere

/s/ James B. Williams	Director	June 29, 2015
James B. Williams

/s/ Randy H. Zwirn	Director	June 29, 2015
Randy H. Zwirn

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of SunEdison, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 2, 2014).
4.2	Amended and Restated Bylaws of SunEdison, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed June 2, 2014).
5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
99.1*	SunEdison, Inc. 2015 Long-Term Incentive Plan.
99.2*	SunEdison, Inc. 2015 Non-Employee Director Incentive Plan.
99.3*	SunEdison, Inc. Employee Stock Purchase Plan.
_______________

*
Incorporated by reference to appendices filed with the Registrant’s Definitive Proxy Statement with the Securities and Exchange Commission on April 17, 2015 in connection with the Registrant’s Annual Meeting of Stockholders held on May 28, 2015 (File No. 001-13828).